Exhibit 99.1

                           Newkirk Realty Trust, Inc.

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4680

                           NEWKIRK REALTY TRUST, INC.
                   ANNOUNCES RECENTLY CONSUMMATED TRANSACTIONS

      FOR IMMEDIATE RELEASE - BOSTON, March 21 /PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT), through its operating partnership, The Newkirk Master Limited Partnership (the "Operating Partnership"), has recently consummated the following transactions:

o executed a ten-year lease extension with Raytheon Company commencing on January 1, 2009 for approximately 345,000 square feet of office space and 63% of the parking structure relating thereto located in El Segundo, California. In connection with the lease extension, the tenant is obligated to pay annual rent of $4,921,000 from January 2009 through December 2013, increasing to $5,267,000 for the period from January 2014 to December 2018. The property owner, which is 53% owned by the Operating Partnership, is required to provide the tenant with $21.5 million in tenant improvement allowances and rent concessions over the next forty months;

o acquired two warehouse/distribution centers comprising 240,000 square feet for a purchase price of $10,550,000. The properties are currently leased on a long-term basis to subsidiaries of Jacobsen Companies, a leading third party warehousing company

o acquired a $30,750,000 B Note secured by a 757,000 square foot office building in Dallas, Texas presently net leased to JP Morgan Chase. The loan, which has an initial interest rate of 8.67%, was acquired for a purchase price of $27,732,309 thereby providing an effective yield to maturity to the Operating Partnership of 10.19%. The loan requires payments of interest only and matures June 6, 2016. It is anticipated that the Operating Partnership will finance approximately 70% of the purchase price through a warehouse line of credit;

o acquired a $3,308,823 participation interest in a $18,750,000 mezzanine loan and a $11,691,176 participation interest in a $66,500,000 mezzanine loan, both of which are secured by the ownership interests in entities owning fee title to retail stores net leased to Toys R Us. Both participation interests entitle the Operating Partnership to payments at rate of LIBOR plus 175 basis points and the underlying mezzanine loans mature on August 9, 2007, subject to three one year extensions. It is anticipated that the Operating Partnership will finance approximately 70% of the purchase price through a warehouse line of credit.

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      Newkirk Realty Trust, Inc. is a real estate investment trust engaged in the acquisition, ownership, management and strategic disposition of single-tenant assets. Newkirk conducts its operations through The Newkirk Master Limited Partnership, which currently owns a highly diversified portfolio of office, retail and industrial/other assets containing in excess of 17 million square feet.

Forward-Looking Statements

      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to Newkirk can be found in Newkirk's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.